UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 18, 2018

NN, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-23486	62-1096725
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

6210 Ardrey Kell Road
Charlotte, North Carolina		28277
(Address of principal executive offices)		(Zip Code)

(980) 264-4300

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d- 2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e- 4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company. ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Introductory Note

On September 18, 2018, NN, Inc. (the “Company”), completed its previously announced public offering of shares of its common stock (the “Shares”). The total number of Shares sold was 14,375,000, composed of 12,500,000 Shares initially offered and an additional 1,875,000 Shares sold pursuant to the exercise of the underwriters’ option to purchase additional Shares, in each case at the public offering price of $16.00 per share. The net proceeds to the Company from the offering, after deducting underwriting discounts and commissions and estimated offering expenses, are approximately $216,925,000 (the “Offering”). The Shares were offered and sold pursuant to a preliminary prospectus supplement, dated September 10, 2018, a final prospectus supplement, dated September 13, 2018, and a base prospectus, dated April 19, 2017, relating to the Company’s effective shelf registration statement on Form S-3 (File No. 333-216737). The Company used a portion of the net proceeds from the Offering to repay the Second Lien Facility (as defined below) incurred in connection with the acquisition of Paragon Medical, Inc. and intends to use the remaining net proceeds for general corporate purposes.

Item 1.02.	Termination of a Material Definitive Agreement.

On September 18, 2018, in connection with the closing of the Offering, the Company (a) repaid in full all outstanding debt, together with interest and all other amounts due in connection with such repayment, under that certain $200.0 million secured second lien term loan facility (the “Second Lien Facility”), and (b) terminated that certain Second Lien Credit Agreement, dated May 7, 2018, by and among the Company, the affiliated guarantors party thereto, SunTrust Bank, SunTrust Robinson Humphrey, Inc. and the lenders party thereto (the “Second Lien Credit Agreement”).

The Second Lien Facility and Second Lien Credit Agreement are more fully described in the Company’s Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission on May 7, 2018, which descriptions are incorporated herein by reference. Such descriptions are subject to, and qualified in their entirety by, the full text of the Second Lien Credit Agreement, a copy of which was previously filed as Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on May 7, 2018, which is incorporated herein by reference.

In connection with the termination of the Second Lien Facility, the Company repaid a total of approximately $204.4 million, which included principal, interest and prepayment penalties. Effective upon receipt of such payment, the Second Lien Credit Agreement and other related loan documents were terminated and are of no further force or effect (except with respect to any obligations and provisions that survive the termination thereof) and all liens granted in connection with the Second Lien Credit Agreement and other related loan documents were released.

Item 7.01.	Regulation FD Disclosure.

On September 18, 2018, the Company issued a press release announcing the closing of the Offering, exercise of the underwriters’ option to purchase additional shares, and the repayment of the Second Lien Facility and the termination of the Second Lien Credit Agreement. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

The information, including the press release, furnished under this Item 7.01 shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, and shall not be deemed incorporated by reference into any other filing by the Company under the Exchange Act or the Securities Act of 1933, as amended, except as otherwise expressly stated in such filing.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Second Lien Credit Agreement, dated May 7, 2018, by and among NN, Inc., the affiliated Guarantors party thereto, SunTrust Bank, SunTrust Robinson Humphrey, Inc. and the Lenders party thereto (incorporated by reference to Exhibit 10.2 to NN, Inc.’s Current Report on Form 8-K filed on May 7, 2018).

99.1	Press Release, dated September 18, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NN, INC.

Date: September 18, 2018	By:	/s/ Matthew S. Heiter
Matthew S. Heiter Senior Vice President, General Counsel